EXHIBIT 99.1

[LOGO OF AMERICAN HOME MORTGAGE]

FOR IMMEDIATE RELEASE

American Home Mortgage to acquire mortgage origination branches and credit union affinity business from Irwin Mortgage Corporation

Melville, NY - March 14, 2005 - American Home Mortgage Corp., a subsidiary of American Home Mortgage Investment Corp. (NYSE: AHM), announced today that it has signed a definitive agreement with Irwin Mortgage Corporation, a wholly owned subsidiary of Irwin Financial Corporation (NYSE: IFC), to acquire community mortgage loan production branches in Arizona, California, Colorado, Hawaii and Washington. In addition, American Home will acquire Irwin Mortgage's credit union affinity business, which markets mortgage loans through mortgage salespersons located onsite at approximately 50 credit unions.

American Home expects total additional annual originations of between $500 million and $1 billion as a result of the acquisition. The acquisition is expected to have a limited accretive impact on American Home's earnings beginning concurrent with the closing of the acquisition, which is expected to occur in April. The closing is subject to customary conditions, including American Home obtaining state licenses to operate the acquired branch offices.

As part of the transaction, American Home will extend employment to Irwin Mortgage employees at the acquired locations. The companies have agreed to coordinate closely to ensure a smooth integration process so that customer service will not be disrupted.

John Johnston, President of American Home's Western Division, commented, "The acquisition is consistent with our company's ongoing strategy of building origination capabilities both through acquisitions and organic growth. I am pleased at the opportunity to acquire a team of high quality mortgage salespersons, managers and operations staff, and impressed by the team's proven ability to profitably serve customers." Michael Strauss, American Home's Chairman and Chief Executive Officer, added, "The additional loan production gained through our purchase from Irwin will increase our company's ability to add assets to our portfolio at less than their capital markets cost through self-origination, and is expected to contribute to our ongoing effort to enhance the return from our portfolio."

American Home Mortgage Investment Corp. is a mortgage real estate investment trust (REIT) focused on earning net interest income from self-originated mortgage-backed

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securities, and through its taxable subsidiaries, from originating and servicing mortgage loans for institutional investors. Mortgages are originated through a network of loan production offices as well as through mortgage brokers and are serviced at the Company's Columbia, Maryland, servicing center. For additional information, please visit American Home's website at www.americanhm.com.

This news release contains "forward looking statements" that are based upon expectations, estimates, forecasts, projections and assumptions. Any statement in this news release that is not a statement of historical fact, including, but not limited to, earnings guidance and forecasts, projections of financial results and loan origination volume, expected future financial position or business strategy, and any other statements of plans, expectations, objectives, estimates and beliefs, is a forward-looking statement. Words such as "look forward," "will," "anticipate," "may," "expect," "plan," "believe," "intend," and similar words, or the negatives of those words, are intended to identify forward-looking statements. Such forward-looking statements involve inherent known and unknown risks, uncertainties and other factors that are difficult to predict, and are not guarantees of future performance. As a result, actual future events may differ materially from any future results, performance or achievements expressed in or implied by this news release. Specific factors that might cause such a difference include, but are not limited to, American Home's limited operating history with respect to its portfolio strategy; the potential fluctuations in American Home's operating results; American Home's potential need for additional capital; the direction of interest rates and their subsequent effect on the business of American Home and its subsidiaries; risks associated with the use of leverage; changes in federal and state tax laws affecting REITs; federal and state regulation of mortgage banking; those risks, uncertainties and other factors discussed in filings made by American Home with the Securities and Exchange Commission; and possible difficulties completing the transaction contemplated in this news release. American Home does not assume any responsibility, and expressly disclaims any responsibility, to issue updates to any forward-looking statements discussed in this press release, whether as a result of new information, future events or otherwise.

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CONTACT:

Mary M. Feder
Vice President, Investor Relations
(631) 622-6469
mary.feder@americanhm.com